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Defend Your Fund Defend Your Fund (by BlackRock)…1 follower Promoted Only a few days remain for investors of BlackRock’s contested closed-end funds (CEFs) to vote FOR BlackRock’s decades of CEF experience and qualified board nominees, and AGAINST Saba’s proposals and nominees using ONLY the WHITE card. #DefendYourFund BlackRock BlackRock Closed-End Fund Investors: only a few days remain. Vote for BlackRock’s nominees. > Vote FOR BlackRock board nominees today BlackRock CEF Shareholders: Vote Today | BlackRock (Learn more blackrock.com

Defend Your Fund Defend Your Fund (by BlackRock)... 1 follower Promoted Only a few days remain for all shareholders at BlackRock’s contested closed-end funds (CEFs) to make their voices heard on the future of their investments. Vote FOR BlackRock’s board nominees and AGAINST Saba’s proposals and nominees using ONLY the WHITE card. #DefendYourFund BlackRock BlackRock Closed-End Fund Investors: Make your voice heard. Vote today. > Vote FOR BlackRock board nominees today CEF Shareholders: Vote for the Future of Your Investment | BlackRock Learn more blackrock.com

BlackRock Proposals BlackRock Nominees BlackRock Portfolio Managers BlackRock Funds Truth About Saba BLACKROCK CLOSED-END FUNDS The future of your long-term investment depends on you Closed-end funds (CEFs) have been at the heart of BlackRock since our founding in 1988. At this year’s Annual Meetings in June, activist hedge fund, Saba Capital Management L.P. (“Saba”), is attempting to install its own hand-picked nominees with little to no experience, and, in some instances, fire BlackRock as investment manager of one or more CEFs in which you are invested. We are asking all shareholders to make their voices heard. If Saba prevails, your investments may be at risk. > Cast your vote What’s at stake How to vote Board nominees Portfolio Managers > This proxy season counts. Vote the WHITE proxy card now! X ISS backs most BlackRock nominees, rejects Saba’s CEF proposals Independent proxy advisor Institutional Shareholder Services (ISS) rejected Saba s proposals and several of its board nominees for certain BlackRock contested closed-end funds. > View press release OUR PERFORMANCE See how we have improved discounts and delivered strong performance Saba has indicated that BlackRock CEFs are not performing as they were intended. This is factually inaccurate. See how we have improved discounts and outperformed benchmarks in recent years. > View performance We’re setting the record straight Boaz Weinstein, Founder and CIO of Saba, has made several unfounded claims about BlackRock, your Funds and their Boards. We want our shareholders to hear the truth from us. > The truth about SABA

The stakes could not be higher This proxy season, Saba has launched proxy campaigns targeting BlackRock CEFs, claiming to act in the best interests of shareholders but in reality seeking to benefit itself by making a quick profit at your expense. Here are the two types of proposals Saba is submitting for the shareholder meetings: 01. Director nominations Saba is seeking to install its own hand-picked nominees, including, in some instances, a majority of the Board. 02. Terminate investment management agreement If approved, BlackRock would no longer manage the following Funds - BCAT, BFZ, BIGZ, BMEZ, BSTZ, ECAT. Learn more > Board nominees up for election Your qualified Board is under attack by a self-serving activist hedge fund. View some of the BlackRock Board nominees that are up for election. Click below to view the full list. Robert Fairbairn Cynthia L. Egan J. Phillip Holloman Vice Chairman and member of the Global Executive Committee at BlackRock Former President of Retirement Plan Services at T. Rowe Price Group. Board Chair for The Hanover Insurance Group and Lead Independent Director for Huntsman Corporation Former President and Chief Operating Officer of Cintas Corporation and director of PulteGroup, Inc. and Rockwell Automation Inc. View all nominees > Lead Portfolio Managers BlackRock’s CEFs are managed by some of the industry’s most influential thought leaders. Click to view our team of Portfolio Managers that seek to deliver on the Funds investment objectives with decades of experience and recognition. Rick Rieder CIO of Global Fixed Income, Head of Fundamental Fixed Income, and Head of the Global Allocation Investment Team Rick Rieder was named Morningstar’s Outstanding Portfolio Manager of the Year* in 2023. Responsible for roughly $2.4 trillion in assets, Rick Rieder is a member of BlackRock’s Global Executive Committee (GEC) and its GEC Investment Sub-Committee. He also is Chairman of the firm-wide BlackRock Investment Council. > View all Portfolio Managers Source ^ *The award process recognizes portfolio managers who Morningstar believes demonstrate the industry’s very best attributes, including investment skill and an alignment of interests with the strategies’ investors.

Defend YOUR Fund Make your voices heard and vote for your Directors on the below WHITE proxy cards. > BSTZ proxy update > BCAT proxy update > ECAT proxy update > BMEZ proxy update > BIGZ proxy update > BFZ proxy update > MYN proxy update > MHN proxy update > MPA proxy update > BNY proxy update How do I vote? Vote online Using the website provided on your enclosed white proxy card and following the simple instructions. www.proxyvote.com Vote by phone by calling the toll-free number on your enclosed white proxy card and following the simple instructions. > Cast your vote We’re here to help For more information on your investment, email cef@blackrock.com. If you have any questions about the proposals to be voted, please contact Georgeson LLC (“Georgeson”), toll free at 1-866-920-4784. > Cast your vote © 2024 BlackRock, Inc. All rights reserved. FOR EXISTING SHAREHOLDER USE ONLY - NOT FOR FURTHER DISTRIBUTION. Investing involves risk, including possible loss of principal. Past performance is not a guarantee or a reliable indicator of future results. No part of this website may be duplicated in any form by any means or redistributed without BlackRock’s prior written consent. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This website is strictly for informational purposes and is subject to change. The information and opinions contained in this website are derived from proprietary and nonproprietary sources deemed by BlackRock to be reliable, are not necessarily all-inclusive and are not guaranteed as to accuracy. Reliance upon information in this website is at the sole discretion of the reader. Click here to access BlackRock’s Terms & Conditions and Privacy Policy. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK and ALADDIN are trademarks of BlackRock, Inc. or its affiliates. All other trademarks are those of their respective owners.